Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To United Industrial Corporation:

        We consent to the use of our reports dated March 16, 2005, with respect to:

  •
  the consolidated balance sheet of United Industrial Corporation as of December 31, 2004, and the related consolidated statement of operations and cash flows for the year then ended, and the related financial statement schedule,

  •
  management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and

  •
  the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia
March 16, 2005